Exhibit 5.1

David Khazak CA
7368 Yonge Street
Suite 210
Thornhill ON L4J 8H9
Canada
Tel: 905-771-5212
Fax: 905-771-6291
www.khazak.com
david@khazak.com
D A V I D K H A Z A K BBA, C.A.
CHARTERED ACCOUNTANT

October 9, 2009

Nataliya Hearn, CEO of Element 21 Golf Company
ELEMENT 21 GOLF COMPANY
200 Queens Quay East, Unit #1
Toronto, Ontario
M5A 4K9

Dear Ms. Hearn:

It is both with regret and anticipation that I submit this letter of resignation as an officer and CFO, effective October 9, 2009.

I have decided to take time off and spend more time with my ill father.

I trust that you will have friendly and understanding attitude toward the termination of my short and pleasant association with E21. I leave with highest regard for you the Company and it is my intent to assist you in making the transition as smooth as possible.

It has been a genuine pleasure working for Element 21 Golf Company during past nine months. I have enjoyed working with Element 21 s fine staff of professionals, and I will miss association.

Thank you for allowing me to serve Element 21, I wish you, the Board and entire organization the best of luck for continued success.

Respectfully submitted,

/s/David Khazak

David Khazak, BBA, C.A.